United Mortgage Trust August 4, 2011
11:00 COT

Rosa Zajicek:
Certain statements contained in this presentation are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995 (“PSLRA”), that reflect management’s current views with respect to future events and financial performance. We intend to qualify both our written and oral forward-looking statements for safe harbor protection under the PSLRA.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and other similar expressions of a future or forward-looking nature identify forward-looking statements, which speak only as of the date the statement was made.

All statements we make other than statements of historical fact are forward-looking statements, and  involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other important factors include, among others:  the current “lending crisis”, the current “mortgage crisis, our ability to effectively compete with other real estate lenders; fluctuations in interest rates; fluctuations in commercial and residential mortgage markets;  demographic trends causing an adverse change in population growth, household formations and population migration and immigration in our principal markets;  our ability to identify suitable Investments and loans to originate or purchase;  general economic and housing conditions in our principal markets;  our dependence on key personnel; changes in laws and regulations affecting the lending and real estate industries; current risks of terrorist activity and acts of war; conflicts of interest of some of our key personnel and affiliates; and other unknown contingencies.

 This list of factors is not exhaustive and should be read with the other cautionary statements that are included in the Report on Form 10-K of United Mortgage Trust.

 The forward-looking statements contained in this presentation are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable.  Market data, forecasts and other information used in this presentation have been obtained from independent industry sources as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in the United Mortgage Trust Report on Form 10-K.

Todd Etter:
Good morning and thank you for taking the time to listen in on this call.  My name is Todd Etter and I serve as Chairman for UMT Holdings, the parent company of UMTH General Services which serves as the Advisor to United Mortgage Trust.  I am the Founder of United Mortgage Trust.  I am an investor in UMT since 1997 and my extended family is invested in UMT.

Many of you have received our 2010 Annual Report and would like to learn more about your investment with United Mortgage Trust.  I refer our shareholders to the Annual Report for a more in depth discussion of our fund.  Now, I would like to take approximately 30 minutes to recap where we are with UMT, how we got there, where we intend to go and how and when we intend to get there.

We began making investments in 1997 concurrent with the public offering of our shares.  Over the years we have actively managed our investment objectives in anticipation of, and in some cases, in response to, changes in the residential real estate market.  I feel it is important for our shareholders to be aware of management’s pro-active initiatives over the last 14 years to understand the depth and value of our advisor and our Trustees involvement in our portfolio management.  We proactively and diligently managed this large portfolio, exiting lines of businesses, entering new ones, reducing exposures and executing creative and innovative exit strategies.  In short, hands on management.

Initially our investment activities were centered on long-term, owner-occupied residential real estate loans and interim loans to investors for the purchase, and renovation of single family homes.  In response to changes in the residential finance markets from 2000 through 2003, we decreased our investment in long-term, owner-occupied loans from $40M to under $7M and increased our investment in higher yield, lower loan-to-value interim loans.  Our decision to exit the long-term loan market was seven years ahead of the August 2007 sub-prime loan implosion.  In 2003, in an effort to further improve the credit and collateral quality of our portfolio while maintaining attractive yields, we expanded our investments into loans secured by single family lot developments and finished single family lots.  In 2006, in response to tightening credit markets for retail buyers of modular and manufactured homes we discontinued our investments in interim loans secured by modular and manufactured homes.  Also in 2006, we ended credit extensions to an unaffiliated construction lender, Residential Development Corporation, in order to reduce our total investment in construction loans which were dependent on non-conforming mortgages to finance the end user.  In late 2007, in anticipation of worsening credit markets, we reduced our investment in interim loans from $83M to $36M and retired our bank line of credit.  We ended 2007 with increased earnings, increased dividends, increased share value and increased liquidity.  And this was just a little over 3 years ago.  The mortgage crisis continued to grow through the end of 2007 and, in 2008, credit markets began to become truly constrained.  Finally in early 2008, in response to further deterioration in the residential mortgage market, we stopped investing in interim loans altogether.  Since March of 2008 our investments have been limited to financing fully developed or “finished” residential lots and construction loans for the construction of homes in healthy housing markets, primarily Dallas, Houston, San Antonio and Austin, Texas.   We were pleased to report that we have transitioned approximately 40% of our portfolio, or approximately $67M to development, finished lot and construction loans at year end 2010. However, we have not been able to fully exit interim loans to date and the performance of our remaining interim loans in relation to the housing and credit crises have depressed our earnings and limited our liquidity.

From inception through year end 2008, we purchased over 8,494 residential real estate loans for approximately $722M.  7,561, or approximately 89% have either been repaid or satisfied through foreclosure.  Of those 7,561 loans we received repayment of 7,044 loans or approximately 93% and we have foreclosed upon 545 loans or approximately 7%.  We have realized losses of approximately $9M or 1.2%.

Our earnings from 1997 through 2010 total approximately $80M, averaging $1.53 per share or 7.64% annualized.  Our distributions approximated $90M, including approximately $10MM as a return of capital.  Our distribution rate has averaged $1.60 per share or 8.09% annualized.

Earnings for 2010 were $.46 per share or approximately 2.9% based on our share net asset value of $15.74.  Earnings for the first quarter of 2011 were $.09 per share or $.36 per share annualized.
Distributions for 2010, which included a partial return of capital, were $.58 per share or approximately 3.68% based on our net asset value.  Distributions for the first quarter of 2011 were $.14 per share or approximately 3.7% based on a net asset value of $15.68 per share.

So where are we now and how did we get here?
Our portfolio at year end 2010 consisted of $168M in assets as outlined in our Annual Report

o	63%, or $106M, is invested in Mortgage Investments
o	40%, or $67M, is invested in what I refer to as “new investments” including development, finished lot and construction loans
o	23%, or $39M, is invested in what I refer to as “old investments” or in interim loans which we intend to liquidate and reinvest the proceeds in new investments
o	20% or $34M, is invested in lower yielding deficiency notes and recourse obligations which are scheduled to amortize thereby allowing us to reinvest the proceeds into new investments
o	10% or $16M, is invested in REO, or foreclosed real estate, which we intend to sell and reinvest the proceeds into new investments
o	And 7% or $12M, remains in Cash and Other Assets

With our pro-active measures to reduce our exposure to interim loans and temporarily de-leverage our fund, we found ourselves with some under-performing and non-performing assets and a much reduced investment portfolio size due to our inability to re-introduce leverage.  And despite our pro-active measures to reduce our exposure to the tightening residential mortgage market and the commercial credit freeze, our top line, or gross income, is currently off by approximately 59%, with our bottom line, or net income, off by approximately 73%.  It could have been much worse had we not made various adjustments to our investment criteria over the years.

Let’s take look at what is going on with the economy.  The world economies are experiencing some extraordinary challenges.  Easy credit fueled a housing bubble which burst with the mortgage market meltdown.  Next, deteriorating credit led to a banking liquidity crisis.  Many banks are insolvent, those not insolvent have credit concentration issues which prevent the origination of new loans, and others are appropriately concerned about their own liquidity.  In short, many banks do not have money to lend, some of those that have money to lend, can’t lend it, and others simply won’t lend it.

Absence of financing – deleveraging – is painful and leaves no one unscathed.  Any investment that is long has been negatively impacted.  Consumer confidence disappeared and our economy – not just credit markets --froze.   And aside from our proactive measures to protect our invested capital, there have been no safe harbors from the credit storm.

Like each of us, UMT has been impacted by all of this.  And we generally have several exit strategies on our lending portfolio – first, our borrower, second, the client of our borrower, and third, sales of our loans to investors.  For the UMT interim loan borrower, the mortgage meltdown meant they could not sell their properties because their buyers could not finance their home purchases.  And their clients were not able to refinance with a conventional lender or private investor.   And note purchasers have gone away as well.

So where do we go from here and what are we doing to get there?  Our objectives are to increase earnings, increase dividends, increase share value and increase liquidity.  To increase earnings, and correspondingly increase dividends, we will need to continue to convert our under-performing and non-performing assets into performing assets.  We do this through the sale or lease of the homes we have acquired through foreclosure.  Over the past four years we have been creative in finding new exit strategies.  For example, with one asset in Northern California, we assisted a client in securing a public finance program and that program provided an exit strategy for our client in an otherwise dead market by facilitating sales of his homes to first-time, low-income home buyers.  We have enacted seller-financed mortgage financing, lease programs and lease-to-own programs.  We have restructured loans for our credit worthy borrowers and we have instituted conventional refinance programs.  We have engaged in bulk sale of foreclosed assets and leased properties in several markets.  We are currently negotiating the sale of our seller-financed note portfolio.

In addition to recovering cash from foreclosed assets, we have engaged legal counsel to pursue all guarantees and claims we may have with regard to borrowers.   To date we have obtained 46 judgments totaling over $1.3M and recovered over $300k in cash.

Another way we seek to increase earnings is through the leveraging of our portfolio.  In 2009 I spoke about the banking crisis and the impact to UMT when we could not replace the leverage to grow our asset base as we transitioned from interim loans to finished lot and home construction loans.  In our 2010 Annual Report we wrote about our goals to obtain $19M in bank debt and $7.5M in private debt by year-end 2012. We have made significant progress on this front.  We have secured $14.8M in conventional debt and begun the placement of our first $5M private note offering.  We are using the new borrowings to expand our single family home finished lot and construction loan investments.  The additional leverage is the key to stabilizing our earnings.

The national economic recovery has been slow, but it has shown improvement in the last 24 months.  And we expect the 2011 to show continued recovery and 2012 to show significant improvement.

We operate as a real estate investment trust, which must distribute at least 90% of its income to qualify as a real estate investment trust under the federal tax code.  Since September 1997 we have made 166 consecutive monthly distributions and as long as we are producing net income we will be paying a dividend.  Currently, we intend to distribute at an annualized rate of $.58 per share.  This distribution rate is intended to include all of our taxable income and a portion of your invested capital.  We do not anticipate covering our distribution through earnings until late 2012 or beyond.   Our trustees review our dividend rate in respect to our actual earnings each month.  We do not anticipate any further dividend rate adjustment in the immediate future.

Our trustees have determined it is not in the best interest of our shareholders to list our shares for trading on any securities exchange or over-the-counter market, therefore, no public market exists for our shares and we cannot be sure if one will ever develop.  As an alternative means for selling your shares we introduced our Share Repurchase Plan or “SRP” in June of 2001.  The purpose of the SRP is to provide limited liquidity to shareholders who wish to sell their shares while protecting the value of our shares for the remaining shareholders.  The United States Securities and Exchange Commission, or the SEC, has established guidelines for the structure of share repurchase or share redemption plans.   The current guidelines limit the amount of shares that may be redeemed in any one year to 5% of the shares outstanding on the date exactly one year prior to the proposed redemption.  Under the original SRP, from its inception in June of 2001 we have redeemed 1,873,203 shares or approximately 23% of shares issued.  The shares have been redeemed at prices ranging from $15.89 per share to $20.00 per share.

On May 1st, 2009 our trustees effected modifications to our Share Redemption Plan.  The SRP modifications, consistent with the initial SRP objectives, were designed to provide increased liquidity while protecting share value for remaining shareholders.  Currently, and over the next 18 months, we will limit our share redemptions to death and exigent circumstances.  Our Trustees will revisit our Share Redemption Policy after our earnings are stabilized.  Information on the Plan and the 2009 modifications can be accessed on our web site www.unitedmortgagetrust.com

In June of 2001 we also established a Dividend Reinvestment Plan or “DRIP”.  On May 1, 2009 our board of trustees effected modifications to our DRIP to lower the purchase price of shares purchased through the DRIP to equal the then current NAV.  You may obtain our NAV by contacting our Shareholder Relations department.

In conclusion, our national economic downturn and specifically the housing and credit market crises, have negatively impacted the performance of our investment portfolio which is reflected in our lower year-over-year earnings.  Our management team is committed to achieving our earnings, liquidity and share value goals as outlined in our Annual Report.  As a further demonstration of management’s commitment, our advisor has agreed to reduce the advisory fees, which are already among the lowest fees in the industry.  We continue to focus on increasing our earnings by replacing non-performing and under-performing assets with higher yield investments and through the reintroduction of leverage to our portfolio.  As our earnings increase, we expect our distributions to increase.  We also expect our share value would increase through our retained earnings policy.  As our share value increases our share redemption price would correspondingly increase.  And, if the SEC issues favorable guidance to us and other funds that have communicated the difficulties that the current guidelines impose, our liquidity would also increase.

Thank you for your continued support of United Mortgage Trust over the past several years.  We remain dedicated to improving the performance of your investment in the months and years ahead.  Thank you for spending this time with me today.

Q&A
Russell Childs:	Do you foresee any changes in the distribution rate?
Todd Etter:	Our Trustees review monthly and we do not anticipate any further dividend rate adjustment in the immediate future.

Russell Childs:	What is the advantage of leverage?
Todd Etter:	We are able to borrow against bank lines at 6 or 7% and able to lend at 13% giving us a spread of up to 7%.

Russell Childs:	What is amount of debt?
Todd Etter:	To date, we have secured $14.8M in conventional debt..

Russell Childs:	What is the leverage goal?
Todd Etter:	As stated in our 2010 Annual Report, our goals are to secure $19M in bank debt and $7.5M in private debt by year-end 2011.

Russell Childs:	Explain liquidity process for death and hardship redemptions.
Todd Etter:	Our Board of Trustees has a Liquidity Committee that reviews case by case on a monthly basis and either approves or rejects the request.

We encourage our investors to read our letter to Shareholder and track our progress on achieving our stated goals.